===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          WILLAMETTE INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               OREGON                               93-0312940
  (STATE OR OTHER JURISDICTION OF        (IRS EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                      1300 S.W. FIFTH AVENUE, SUITE 3800
                            PORTLAND, OREGON 97201
                           TELEPHONE (503) 227-5581
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 J.A. PARSONS
                           EXECUTIVE VICE PRESIDENT
                          WILLAMETTE INDUSTRIES, INC.
                      1300 S.W. FIFTH AVENUE, SUITE 3800
                            PORTLAND, OREGON 97201
                           TELEPHONE (503) 227-5581
          (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                ---------------
                                  Copies to:
MILLER, NASH, WIENER, HAGER & CARLSEN LLP            SULLIVAN & CROMWELL
       111 S.W. FIFTH AVENUE                 444 SOUTH FLOWER STREET, 12TH FLOOR
    PORTLAND, OREGON 97204-3699               LOS ANGELES, CALIFORNIA 90071
    ATTN: KENNETH W. HERGENHAN                    ATTN: ALISON S. RESSLER
         (503) 224-5858                                (213) 955-8000
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME
TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED
IN LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.
                                ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                           ------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                          ------------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

================================================================================
                                                         PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)  PER UNIT(2)     PRICE(2)       FEE
- --------------------------------------------------------------------------------
Senior Debt Securities.   $200,000,000       100%      $200,000,000   $68,966
================================================================================

Note: $200,000,000 of Senior Debt Securities is being carried forward from an earlier registration statement of the registrant on Form S-3 (No. 33-53263). The filing fee associated with such earlier registration statement was $68,966.

(1) Or an equivalent amount in another currency or currencies or, if any Senior Debt Securities are issued at a discount, such greater amount as shall result in net proceeds of $200,000,000 to the registrant.
(2) Estimated solely for purposes of calculating the registration fee.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Pursuant to Rule 429, the prospectus for the Senior Debt Securities covered hereby is a combined prospectus which also relates to $200,000,000 of Senior Debt Securities registered on an earlier registration statement of the registrant on Form S-3 (No. 33-53263) effective May 3, 1994.
================================================================================

PROSPECTUS
                              [LOGO OF WILLAMETTE INDUSTRIES, INC. APPEARS HERE]

                                 $400,000,000

                          WILLAMETTE INDUSTRIES, INC.

                            SENIOR DEBT SECURITIES

                               ----------------

  Willamette Industries, Inc. (the "Company"), may from time to time offer to or through underwriters, or directly to other purchasers or through agents, up to $400,000,000 aggregate principal amount (or its equivalent in any other currency or composite currency) of its senior debt securities (the "Securities"). The Securities will be offered in one or more separate series in amounts, at prices and on terms to be determined at the time of sale. See "Plan of Distribution."

  The specific designation, aggregate principal amount, authorized denominations, maturity, rate and time of payment of interest, terms for redemption, if any, the initial public offering price, the names of, and the principal amounts to be purchased by or through, underwriters, dealers or agents, if any, the compensation of such persons and the other special terms in connection with the offering and sale of the series of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). If the terms of a depositary arrangement with respect to a specific series of Offered Securities are set forth in the Prospectus Supplement relating to such series, the Offered Securities of such series may be issued in whole or in part in global form. The Offered Securities will be denominated in United States dollars unless another currency, which may be a composite currency such as the European Currency Unit, is specified in the Prospectus Supplement.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE  , 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the related registrations statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

  The Company will send to all registered holders of the Securities such annual and other reports as are sent to its shareholders in conformity with the requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company incorporates herein by reference its annual report on Form 10-K for the year ended December 31, 1995, its quarterly report on Form 10-Q for the quarter ended March 31, 1996, its current report on Form 8-K filed March 14, 1996, and its current report on Form 8-K filed May 29, 1996, as amended by Form 8-K/A filed June 10, 1996 (the "May Form 8-K").

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests should be directed to
J. A. Parsons, Executive Vice President, Willamette Industries, Inc., 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone (503) 227-5581.

                         RECENT TIMBERLAND ACQUISITION

  On March 12, 1996, the Company entered into an agreement (the "Cavenham Agreement") with Cavenham Energy Resources Inc., Cavenham Forest Industries Inc. and Hanson Natural Resources Company (collectively "Cavenham") providing for the sale by Cavenham and the purchase by the Company of approximately 1,088,000 acres of timberland and related assets used in Cavenham's timber, wood products, and energy business in the Pacific Northwest and in North and Southwest Louisiana for $1,588,000,000.

  In April 1996, the Company entered into separate agreements (the "Designee Agreements") with Crown Pacific Limited Partnership ("Crown"), John Hancock Mutual Life Insurance Company ("Hancock") and Temple-Inland Forest Products Corporation ("Temple") providing for the purchase by them (each a "Designee") of an aggregate of approximately 542,000 acres of the timberland and related assets covered by the Cavenham Agreement for an aggregate price of $641,000,000.

  The Designee Agreements with Crown and Temple provided that the transactions contemplated by such agreements would be consummated concurrently with the consummation of the Cavenham

Agreement. The Designee Agreement with Hancock provided for the division of the timberland covered by the agreement into parcels with the purchase and sale of at least one parcel to be consummated concurrently with the consummation of the Cavenham Agreement and the purchase and sale of the remaining parcels (the "Contract Parcels") to be consummated by November 14, 1997. Hancock's obligation to purchase the Contract Parcels is subject to its ability to secure client funding for the purchases, which it has agreed to make diligent and sustained efforts to obtain, and to certain other conditions.

  On May 15, 1996, the transactions contemplated by the Cavenham Agreement and the Designee Agreements were simultaneously consummated, resulting in the purchase by the Company from Hanson Natural Resources Company of approximately 602,000 acres of timberland in the Pacific Northwest and North Louisiana, a sawmill in Warrenton, Oregon, inventories and other assets for approximately $1,144,860,000. The timberland acquired by the Company includes Contract Parcels aggregating approximately 56,000 acres in Oregon which are to be conveyed to Hancock for approximately $197,860,000 plus certain expenses incurred by the Company. Accordingly, after giving effect to the sale of the Contract Parcels, the Company will have acquired 546,000 acres of timberland and related assets for approximately $947,000,000, subject to post-closing price adjustments which at June 10, 1996, approximate an additional $10,000,000.

  Pursuant to the Cavenham Agreement, the Company assumed Cavenham's environmental and other liabilities relating to the assets covered by the Cavenham Agreement other than accounts payable, obligations for borrowed money and specified excluded liabilities. Pursuant to the Designee Agreements, each Designee assumed and indemnified the Company against such liabilities relating to the assets purchased by such Designee.

  The Company funded the purchase price primarily by borrowing $1,100,000,000 on May 15, 1996, under a credit agreement (the "Credit Agreement") dated as of May 10, 1996, among the Company and a group of banks providing for a revolving loan and a term loan. The revolving loan provides for borrowings of up to $1,000,000,000 in principal amount, matures on May 15, 2001, and at June 12, 1996, had an outstanding principal balance of $500,000,000. The term loan is in the principal amount of $600,000,000 and matures on May 15, 1998. Both loans bear interest at either a Base Rate or a LIBO Rate, as defined in the Credit Agreement and selected by the Company. The interest rates are subject to periodic adjustment. At June 12, 1996, the weighted average interest rates per annum for indebtedness outstanding under the revolving loan and the term loan were 5.75% and 5.72%, respectively.

  The Credit Agreement contains certain restrictions on the Company's activities which include, among other things, restrictions relating to sales and lease backs, mergers, sales of assets not in the ordinary course of business, and encumbrances on the Company's property. The Credit Agreement also provides that the Company will not permit (i) its Consolidated Interest Coverage Ratio, as defined, for any period of four consecutive fiscal quarters to be less than 1.5 to 1.0; (ii) its Consolidated Funded Debt, as defined, to exceed 60% of the sum of its Consolidated Funded Debt plus its consolidated net worth until the earlier of (A) March 31, 1997, and (B) the repayment of the term loan; and (iii) its Consolidated Funded Debt to thereafter exceed 55% of the sum of its Consolidated Funded Debt plus its consolidated net worth. Reference should be made to the copy of the Credit Agreement filed as an exhibit to the May Form 8-K for a complete description of its terms.

  Pursuant to the Designee Agreement with Hancock, on May 15, 1996, the Company and Hancock entered into:

  1. An agreement (the "Management Agreement") providing for the management of the Contract Parcels by a Hancock subsidiary until such parcels are purchased by Hancock or Hancock's right to purchase such parcels expires. During the period a Contract Parcel is subject to the Management Agreement, the net cash income, as defined, from such parcel is credited against the purchase price for the parcel. The Hancock subsidiary and a subsidiary of the Company are also parties to the Management Agreement.

  2. An agreement (the "Right of First Offer Agreement") providing that Hancock will not sell or transfer to a third party any tract of the timberland it acquires pursuant to its Designee Agreement, other than certain exempt sales and transfers, without first offering to sell such tract to the Company at the price and on terms at which Hancock proposes to sell or transfer such tract to the third party. If the Company does not accept an offer and the tract is thereafter sold to the third party as permitted by the Right of First Offer Agreement, the Company's rights under the Right of First Offer Agreement terminate with respect to such tract. The Right of First Offer Agreement expires on May 15, 2121.

  3. An agreement (the "Timber Supply Agreement") providing that Hancock will offer to sell to the Company 25% of various categories of the logs harvested from the timberland subject to the Right of First Offer Agreement at a price equal to the highest sales price at which Hancock is selling logs pursuant to its open market bidding procedures to unaffiliated customers. The Timber Supply Agreement expires on June 30, 2001.

  The above descriptions of the Cavenham Agreement, the Designee Agreements, the Management Agreement, the Right of First Offer Agreement, and the Timber Supply Agreement are summaries and do not purport to be complete. Reference should be made to the copies of such agreements filed as exhibits to the May Form 8-K for a complete description of their respective terms.

                                  THE COMPANY

  The Company is a diversified, integrated forest products company which manufactures unbleached paper products, white paper products and wood-based building materials at 96 plants located throughout the United States. Excluding the Contract Parcels which the Company has agreed to sell to Hancock, the Company owns or controls approximately 1,800,000 acres of timberland in Arkansas, Louisiana, North Carolina, Oregon, South Carolina, Tennessee, Texas and Washington.

  The Company was incorporated in Oregon in 1906. Its executive offices are located at 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, and its telephone number is (503) 227-5581.

                                USE OF PROCEEDS

  As required by the Credit Agreement, the Company will use the net proceeds from the sale of the Securities to repay outstanding indebtedness under the term loan provided to the Company pursuant to the Credit Agreement. Pending such utilization, the proceeds will be held in an interest-bearing escrow account with one of the Banks.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                   THREE MONTHS
                                                                       ENDED
                                          YEAR ENDED DECEMBER 31     MARCH 31
                                         ------------------------- -------------
                                         1991 1992 1993 1994 1995   1995   1996
                                         ---- ---- ---- ---- ----- ------ ------
Ratio of Earnings to Fixed Charges...... 2.08 2.56 3.06 4.25 10.83   8.24   7.38

  For purposes of computing the ratio, "earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest expense plus one-third of rent expense (which is deemed representative of an interest factor).

                           DESCRIPTION OF SECURITIES

  The Securities will be issued under an indenture dated as of January 30, 1993 (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), 1 Chase Manhattan Plaza, New York, New York 10081, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to each registration statement. The following description summarizes certain provisions of the Indenture and is subject to the detailed provisions of the Indenture. Whenever any particular article or section of the Indenture or any term defined therein is referred to, such article, section or definition is incorporated by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Further terms of each series of the Offered Securities will be set forth in the Prospectus Supplement.

GENERAL

  The Indenture does not limit the aggregate principal amount of the Securities which may be issued thereunder and provides that the Securities may be issued from time to time in series. The Securities will be unsecured obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company. The Indenture does not limit the Company's ability to incur other unsecured indebtedness or contain provisions that would require the Company to repurchase or redeem or otherwise modify the terms of the Securities upon a change in control or other event involving the Company that may adversely affect the credit quality of the Company.

  The Prospectus Supplement will describe the following terms of the Offered
Securities: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the Offered Securities will mature; (4) the rate or rates per annum at which the Offered Securities will bear interest, if any, or the manner in which such rates are determined and the date from which such interest, if any, will accrue; (5) the dates on which such interest, if any, on the Offered Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the currency or currency unit, if other than United States dollars, of payment of principal of, and premium and interest, if any, on, the Offered Securities; (7) if the Offered Securities are to be issued in the form of one or more global securities (a "Global Security"), the identity of the depositary for such Global Security or Securities; (8) any mandatory or optional sinking fund or analogous provision; (9) any redemption terms; (10) the applicability of certain provisions of the Indenture as described under "Defeasance and Covenant Defeasance"; and (11) any other specific terms, including additional Events of Default, if any, with respect to the Offered Securities. (Section 301.)

  Unless otherwise provided in the Prospectus Supplement, principal of, and premium and interest, if any, on, the Offered Securities will be payable, and the transfer of the Offered Securities will be registrable, at the Corporate Trust Office of the Trustee in the Borough of Manhattan, the City of New York, New York, except that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register for the Offered Securities. (Sections 301, 305 and 1002.)

  Unless otherwise indicated in the Prospectus Supplement, the Offered Securities will be issued only in fully registered form without coupons and, if denominated in U.S. dollars, will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of Securities of any series, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company shall not be required (i) to issue, register the transfer of or exchange any Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Securities of that series selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of Securities being redeemed in part. (Sections 302 and 305.)

  Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary, all as provided in the Indenture. (Sections 301 and 303.)

  All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Security which remain unclaimed for two years after such principal, premium or interest shall have become due and payable may be repaid to the Company and thereafter the Holder of such Security shall look only to the Company for payment thereof. (Section 1003.)

  If any Securities are payable in a currency or currency unit other than U.S. dollars, the special federal income tax considerations applicable to such Securities will be described in the Prospectus Supplement relating thereto.

  The Securities may be issued as original issue discount Securities (bearing no interest or bearing interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their principal amount. If the Securities are issued as original issue discount Securities, the special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS OF THE COMPANY

 Certain Definitions Applicable to Covenants

  "Subsidiary" of the Company is defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company. "Restricted Subsidiary" is defined as a Subsidiary of the Company substantially all the property of which is located, or substantially all the business of which is carried on, within the present 50 states of the United States or in Canada and which owns a Principal Property, excluding, however, any Subsidiary of the Company which is primarily engaged in the development and sale or financing of real property. "Principal Property" is defined as (i) any mill, converting plant, or manufacturing plant owned by the Company or a Restricted Subsidiary which is located within the present 50 states of the United States or in Canada and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is made exceeds 1% of Consolidated Net Tangible Assets, and (ii) Timberlands other than those being held primarily for development or sale; such property, however, will exclude (a) any property which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property or (c) any oil, gas or other minerals or mineral rights. "Attributable Debt" is defined as the total net amount of rent required to be paid during the remaining primary term of certain leases, discounted at the rate of 15% per annum. "Consolidated Net Tangible Assets" is defined as the aggregate amount of assets after deducting
(i) all liabilities, other than deferred income taxes, Funded Debt and shareholders' equity, and (ii) goodwill and like intangibles, of the Company and its consolidated Subsidiaries. "Funded Debt" is defined as all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made (or being renewable beyond such period) and rental obligations (at the amount capitalized) payable more than 12 months from such date under capitalized leases. (Section 101.)

 Restrictions on Secured Debt

  The Indenture provides that the Company may not, nor may it permit any Restricted Subsidiary to, create, assume or guarantee any loan or evidence of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or on any share of Capital Stock or Debt of any Restricted Subsidiary, without securing or causing such Restricted Subsidiary to secure the Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sale of Leaseback Transactions" below), would not exceed 10% of Consolidated Net Tangible Assets. (Section 1005.)

  This restriction does not apply to, and there shall be excluded from secured Debt in any computation under such restriction, Debt secured by: (a) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages in favor of the Company or a Restricted Subsidiary,
(c) Mortgages in favor of governmental bodies to secure progress or advance payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits, (e) Mortgages securing industrial revenue or pollution control bonds, and (f) any extension, renewal or refunding of any Mortgages referred to in the foregoing clauses (a) through (e), inclusive. (Section 1005.)

 Restrictions on Sale and Leaseback Transactions

  The Indenture provides that neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such sale and leaseback transactions, plus all secured Debt (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above), would not exceed 10% of Consolidated Net Tangible Assets. (Section 1006.)

  This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (a) the lease is for a period, including renewal rights, of not in excess of three years, (b) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction, (c) the lease secures or relates to industrial revenue or pollution control bonds, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (e) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased; provided that the amount of proceeds to be applied to the retirement of Funded Debt shall be reduced by an amount, if any, equal to the principal amount of debentures or notes (including the Securities) of the Company or a Restricted Subsidiary surrendered for cancellation to the applicable trustee thereof and the principal amount of other Funded Debt voluntarily retired, in each case within 180 days after such sale. (Section 1006.)

 Restrictions on Funded Debt of Restricted Subsidiaries

  The Indenture provides that the Company may not permit any Restricted Subsidiary to create, assume or guarantee any Funded Debt except (i) Funded Debt owed to the Company or a Restricted Subsidiary, (ii) Funded Debt secured by Mortgages permitted as described under "Restrictions on Secured Debt,"
(iii) Funded Debt of any corporation outstanding at the time such corporation became a Restricted Subsidiary, (iv) Funded Debt of any person outstanding at the time of its acquisition, or the acquisition of substantially all its properties, by such Restricted Subsidiary, (v) Funded Debt incurred in connection with certain refundings, (vi) Funded Debt constituting Attributable Debt permitted as described under "Restrictions on Sale and Leaseback Transactions" and (vii) any other Funded Debt if the aggregate principal amount of all Funded Debt of all Restricted Subsidiaries permitted under this clause (vii) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1007.)

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to the Securities of any series: (a) default in the payment of principal of or any premium on any Security of that series when due; (b) default in the payment of any interest on any Security of that series when due continued for 30 days;
(c) default in the deposit of any sinking fund payment, when due, in respect of any Security of that series; (d) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of the Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and
(f) any other Event of Default provided with respect to Securities of a particular series. (Section 501.) No Event of Default with respect to the Securities of a particular series necessarily constitutes an Event of Default with respect to the Securities of any other series.

  If an Event of Default with respect to the Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to the Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502.)

  The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 601.) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512.) The right of a Holder of any Security to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal or premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (Sections 507 and 508.)

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. (Section 1008.)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Security, (c) reduce the amount of principal of an original issue discount Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or premium or interest, if any, on, any Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (f) change the provisions for defeasance or covenant defeasance (each as defined below) made applicable to any Security, or (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902.)

  The Holders of a majority in principal amount of the Outstanding Securities of each series may, on behalf of all Holders of the Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1009.) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of the Securities of that series, waive any past default under the Indenture with respect to the Securities of that series, except a default in the payment of principal, or premium or interest, if any, or in respect of a covenant or condition which cannot be waived without the consent of each Holder of the Securities of that series. (Section 513.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate with or merge into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, and any other person may consolidate with, or merge into, or transfer its assets substantially as an entirety to the Company provided that (i) the successor corporation (if any) assumes the Company's obligations on the Securities and under the Indenture,
(ii) after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or the Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, (iii) if as a result of the transaction a Principal Property would become subject to a Mortgage which would not be permitted by the Indenture, the Securities shall be secured equally with (or prior to) the indebtedness secured thereby, and (iv) certain other conditions are met. (Section 801.)

GLOBAL SECURITIES

  The Offered Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such Offered Securities. Unless and until it is exchangeable in whole or in part for Offered Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and 305.)

  The specific terms of the depositary arrangement, if any, with respect to a series of Offered Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("Participants") or persons that may hold interests through Participants. Such accounts shall be designated by the underwriters or agents with respect to the Offered Securities underwritten or solicited by them. The Company expects that upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Offered Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Offered Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Offered Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of, and premium and interest, if any, on, Offered Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Offered Securities. None of the Company, the Trustee, any Paying Agent or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Offered Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that upon receipt of any payment of principal of, or premium or interest on, a Global Security, the Depositary will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  A Global Security is exchangeable for definitive Securities in registered form only if (i) the Depositary for any Offered Securities represented by a Global Security notifies the Company that it is unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that the Depositary is no longer so registered, (ii) the Company in its sole discretion determines that such Global Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof, or
(iii) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the Offered Securities represented by such Global Security. The Company will issue Securities in definitive form upon registration of transfer of, or in exchange for, any Global Security exchangeable pursuant to the preceding sentence. (Section 305.)

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides, if such provision is made applicable to the Securities of any series (which will be indicated in the Prospectus Supplement) that the Company may elect either (a) to defease and be discharged from any and all obligations in respect of the Securities of such series (except for certain obligations to register the transfer or exchange of Securities of such series, to replace mutilated, destroyed, lost or stolen Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Securities of such series under certain restrictive covenants of the Indenture, including those described under "Certain Covenants of the Company," and "Consolidation, Merger and Sale of Assets" ("covenant defeasance") and the occurrence of an event described in clause (d) under "Events of Default" shall no longer be an Event of Default with respect to the Securities of such series, in each case, if the Company deposits, in trust, with the Trustee money and/or Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium and interest on the Outstanding Securities of such series and any mandatory sinking fund payments or analogous payments in accordance with the terms of the Outstanding Securities of such series and the Indenture. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to such series under the Indenture shall have occurred and be continuing on the date of such deposit,
(ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company and (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as if such defeasance had not occurred. In the event the Company exercises its covenant defeasance option with respect to the Securities of any series and the Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable with respect to such payments. (Article Thirteen.)

GOVERNING LAW

  The Indenture and the Securities are governed by and construed in accordance with the laws of the state of New York.

REGARDING THE TRUSTEE

  The Company maintains deposit accounts and conducts other banking transactions with The Chase Manhattan Bank (National Association) in the ordinary course of the Company's business. The Chase Manhattan Bank (National Association) serves as trustee under another indenture with respect to certain of the Company's other senior debt securities.

                        VALIDITY OF OFFERED SECURITIES

  The validity of the Offered Securities will be passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, 111 S.W. Fifth Avenue, Portland, Oregon 97204.

                                    EXPERTS

  The consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. The report of KPMG Peat Marwick LLP covering the consolidated financial statements refers to a change in accounting for income taxes and post retirement benefits in 1993. Such consolidated financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the Prospectus Supplement.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

  If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each of such contracts will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to such contracts shall be not more than, the respective amounts stated in the Prospectus Supplement.

  Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission filing fee...................  $  68,966
    Accounting fees.................................................     25,000*
    Legal fees......................................................     25,000*
    Blue Sky qualification fees and expenses (including legal fees).     25,000*
    Printing and engraving..........................................     19,500*
    Trustee's fees and expenses under Indenture.....................     10,000*
    Rating agency fees..............................................    130,000*
    Miscellaneous...................................................      1,534*
                                                                      ---------
        Total.......................................................  $ 305,000*
                                                                      =========

- --------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  ORS 60.367, a section of the Oregon Business Corporation Act (the "Act"), provides in substance that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

  As authorized by the Act, Sections A and B of Article V of the registrant's Third Restated Articles of Incorporation provide that, subject to certain limitations, directors and officers are entitled to indemnification against certain liabilities to the full extent authorized under ORS 57.255 and ORS
57.260 (now ORS 60.391), provided the directors or officers have met the applicable standard of conduct specified in the Act. Subject to certain specified limitations, directors and officers are also entitled to indemnification under Sections D and E of Article V against liabilities arising from the fact that they are or were directors or officers or acting in certain other capacities at the registrant's request whether or not they met the applicable standard of conduct specified in the Act.

  Reference is made to section 6 of the Underwriting Agreement and section 8 of the Distribution Agreement filed herewith as Exhibits 1.1 and 1.2, respectively, for provisions regarding the indemnification of the registrant, its directors, certain of its officers and its controlling persons against certain civil liabilities, including civil liabilities under the Securities Act of 1933.

  The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) on account of claims made against them for wrongful acts (as defined).

ITEM 16. EXHIBITS.

  The exhibits to the registration statement required by Item 601 to Regulation S-K are listed in the accompanying index to exhibits.

ITEM 17. UNDERTAKINGS.

  (a) Rule 415 Offering.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Filing Incorporating Subsequent Exchange Act Documents by Reference.

  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or (15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Acceleration of Effectiveness.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act of 1933.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PORTLAND, STATE OF OREGON, ON THE 13TH DAY OF JUNE, 1996.

                                          Willamette Industries, Inc.

                                                     Steven R. Rogel*
                                          By __________________________________
                                                      STEVEN R. ROGEL
                                                         President
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 13TH DAY OF JUNE, 1996.

              SIGNATURE                                  TITLE

(1) Principal Executive Officer and Director:
          Steven R. Rogel*              President and Chief Executive Officer
- -------------------------------------    and Director
           STEVEN R. ROGEL

(2) Principal Financial Officer:
          /s/ J. A. Parsons             Executive Vice President and Chief
- -------------------------------------    Financial Officer, Secretary and
            J. A. PARSONS                Treasurer

(3) Principal Accounting Officer:
         /s/ Greg W. Hawley             Vice President-Controller
- -------------------------------------
           GREG W. HAWLEY

(4) A Majority of the Board of Directors:
    C. M. Bishop, Jr.*                  Director
    Gerard K. Drummond*                 Director
    E. B. Hart*                         Director
    C. W. Knodell*                      Director
    Paul N. McCracken*                  Director
    Stuart J. Shelk, Jr.*               Director
    Robert M. Smelick*                  Director
    William Swindells*                  Director
    Samual C. Wheeler*                  Director
    Benjamin R. Whiteley*               Director

          /s/ J. A. Parsons
*By _________________________________
            J. A. PARSONS
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   1.1.  Form of proposed Underwriting Agreement.
   1.2.  Form of Distribution Agreement for Medium-Term Notes.
   4.1.  Indenture, dated as of January 30, 1993, between the registrant and
          The Chase Manhattan Bank (National Association). Incorporated by
          reference to Exhibit 4A to the registrants registration statement on
          Form S-3 (File No. 33-58044) effective March 1, 1993.
   4.2.  Form of Fixed Rate Note.
   4.3.  Form of Medium-Term Note (fixed rate). Incorporated by reference to
          Exhibit 4.4 to the registrant's registration statement on Form S-3
          (File No. 33-53263) effective May 3, 1994 (the "1994 Form S-3").
   4.4.  Form of Medium-Term Note (floating rate). Incorporated by reference to
          Exhibit 4.5 to the 1994 Form S-3.
   4.5.  Form of Fixed Rate Debenture
   5.    Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to the
          validity of the Securities.
  12.    Computation of ratio of earnings to fixed charges. Incorporated by reference to Exhibit 12 to the registrants quarterly report on Form
          10-Q for the quarter ended March 31, 1996.
  23.1.  Consent of KPMG Peat Marwick LLP, independent auditors.
  23.2.  Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in
          Exhibit 5).
  24.1.  Power of attorney dated February 8, 1996, of certain officers and directors of the registrant.
  24.2.  Power of attorney dated May 22, 1996, of Greg W. Hawley, Vice
          President-Controller of the registrant.
  25.    Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 of The Chase Manhattan Bank (National
          Association).

- --------
Other exhibits listed in Item 601 of Regulation S-K are not applicable.